Exhibit 5.1

March 22, 2019

Cemtrex, Inc.

30-30 47th Avenue

Long Island City, New York 11101

Ladies and Gentlemen:

We are acting as counsel for Cemtrex, Inc., a Delaware corporation (the “Company”), in connection with the offering of 2,100 shares of Series B Redeemable Convertible Preferred Stock, $500 stated value per share (the “Preferred Stock”), a Common Stock Purchase Warrant (the “Warrant”) to purchase up to 200,000 shares (the “Warrant Shares”) of the Company’s common stock (the “Common Stock”), the shares of our Common Stock underlying the Preferred Stock and the Warrant Shares, and 20,000 shares of Common Stock that may be sold pursuant to a Registration Statement on Form S-3 (Registration Statement No. 333-218501) (the “Registration Statement”), originally filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on June 5, 2017, and declared effective by the Commission on June 14, 2017, the related prospectus included within the Registration Statement (the “Base Prospectus”), and the prospectus supplement, dated March 22, 2019, and filed with the Commission pursuant to Rule 424(b)(2) of the Rules and Regulations of the Act (the “Prospectus Supplement”). The Base Prospectus and the Prospectus Supplement are together referred to as the “Prospectus.” The Shares are to be sold as described in the Registration Statement and the Prospectus.

We have reviewed and are familiar with such documents, corporate proceedings and other matters as we have considered relevant or necessary as a basis for the opinions in this letter. Based on the foregoing, we are of the opinion that:

(1)	the shares of Common Stock being offered by the Company and which are being registered in the Registration Statement have been duly authorized, and when distributed and sold in the manner referred to in the Registration Statement and the Prospectus, and in accordance with the resolutions adopted by the Board of Directors of the Company, will be legally issued, fully paid and nonassessable.

(2)	The shares of Common Stock underlying the Preferred Stock will be validly issued, fully paid and nonassessable and will be a binding obligation of the Company under the laws of the State of Delaware when issued by the Company pursuant to terms and conditions of the Preferred Stock.

(3)	The shares of Common Stock underlying the Warrant will be validly issued, fully paid and nonassessable and will be a binding obligation of the Company under the laws of the State of Delaware when issued by the Company if the exercise price is received by the Company.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed by the Company with the Commission on the date hereof and the incorporation thereof in the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Olshan Frome Wolosky LLP

Olshan Frome Wolosky LLP